Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF

UNITS IN NEW PE HOLDCO LLC

THIS AGREEMENT FOR PURCHASE AND SALE OF UNITS IN NEW PE HOLDCO LLC (“Agreement”), dated as of June 21, 2012, is made by and between the undersigned entity (“Seller”), and PACIFIC ETHANOL, INC., a Delaware corporation (“Buyer”).  Unless otherwise defined in this Agreement, capitalized terms used in this Agreement are defined in Exhibit A.

W I T N E S S E T H

WHEREAS, New PE Holdco LLC, a Delaware limited liability company (the “Company”), issued certain limited liability company interests denominated as “Units” pursuant to the LLC Agreement (as defined below) to Seller in connection with the consummation of that certain Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 16, 2010, filed with the United States Bankruptcy Court for the District of Delaware by the predecessors in interest to the Company’s direct and indirect wholly-owned subsidiaries;

WHEREAS, in connection with the issuance of the Units, the Company and Seller, among others, have executed that certain Limited Liability Company Agreement of New PE Holdco LLC dated June 29, 2010 (the “LLC Agreement”);

WHEREAS, Seller is a Lender (as defined below) under the Credit Agreement (as defined below), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers (as defined below);

WHEREAS, the parties to the Credit Agreement are in the process of amending the Credit Agreement pursuant to the terms of that certain First Amendment to Amended and Restated Credit Agreement (the “First Amendment”) substantially in the form attached hereto as Exhibit B;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, that number of Units set forth on the signature page hereto (the “Seller Units”); and

WHEREAS, concurrent with Buyer’s purchase of the Seller Units from Seller, Buyer is purchasing additional units (the “Additional Units”) from other members of the Company (each, an “Additional Seller” and collectively, the “Additional Sellers”) such that the aggregate amount of Seller Units and Additional Units purchased by Buyer is 330 (three hundred thirty) Units.

NOW, THEREFORE, in consideration of the agreements and mutual covenants and based upon the representations and warranties set forth herein, the parties agree as follows:

1.   Purchase and Sale of Seller Units.

(a)   Subject to the terms and conditions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell, convey, assign, transfer and deliver to Buyer, the Seller Units, free and clear of all Encumbrances (other than those set forth in the LLC Agreement), on the Closing Date.

(b)   As consideration for the sale of the Seller Units to Buyer at the Closing, Buyer shall (a) pay to Seller, in cash, a total of no less than $30,303.03 (thirty thousand, three hundred three dollars and three cents) (the “Cash Consideration”) per Seller Unit by wire transfer to the account designed by Seller and (b) deliver to Seller a fully-executed Senior Unsecured Note in the form attached hereto as Exhibit C (the “Note”) in a principal amount to be determined such that the aggregate consideration per Seller Unit (comprising the amount of Cash Consideration plus the principal amount of the Note) paid to the Seller shall equal $60,606.06 (sixty thousand, six hundred six dollars and six cents).

(c)   The closing of the sale of the Seller Units to Buyer (the “Closing”) shall take place at the offices of Buyer in Sacramento, California at 10:00 a.m. PST as soon as reasonably practicable and as mutually agreeable to Buyer and Seller within 10 (ten) calendar days after the consummation of the Offering (as defined below); provided, however, that Buyer may, in its sole and absolute discretion, extend the date of the Closing by an additional 10 (ten) calendar days.

2.   Conditions Precedent to Buyer’s Obligation to Close.  Buyer’s obligation to purchase the Seller Units is subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one of which may be waived by Buyer, but only in a writing signed by Buyer):

(a)   The representations and warranties of Seller set forth in Section 4 or otherwise provided to Buyer in writing in connection with this Agreement shall be true and correct in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing.

(b)   Seller shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement including those covenants contained in Section 9.

(c)   Buyer shall have entered into an agreement with each Additional Seller in the form of this Agreement, with such changes as are necessary to reflect the differing numbers of Units purchased by each Additional Seller (it being understood that all other terms including, without limitation, the amount of Cash Consideration and Note Consideration paid per Unit shall be identical for Seller and each Additional Seller), and Buyer and each such Additional Seller shall close the acquisition and sale of such additional Units pursuant to such agreement simultaneously with the Closing.

(d)   In connection with Buyer’s public offering of common stock and warrants (the “Offering”), Buyer shall have raised minimum net proceeds in an amount equal to the Aggregate Cash Consideration (as defined below).

(e)   Buyer shall have received evidence reasonably satisfactory to Buyer that the First Amendment has been executed by the Required Lenders (as defined in the Credit Agreement) and each other party to the Credit Agreement required to execute the First Amendment for it to become effective and be enforceable against all parties to the Credit Agreement.

(f)   The Closing shall occur within the time period set forth in Section 1(c).

3.   Conditions Precedent to Seller’s Obligation to Close.  Seller’s obligation to sell the Seller Units is subject to the fulfillment or satisfaction on or before the Closing of the following condition:

(a)    at the Closing, Buyer will tender to Seller and the Additional Sellers aggregate consideration of $20,000,000 (twenty million dollars) (the “Aggregate Consideration”) consisting of (i) cash in an aggregate amount of at least $10,000,000 (ten million dollars) (the “Aggregate Cash Consideration”) and (ii) promissory notes in the form of the Senior Unsecured Note attached hereto as Exhibit C in an aggregate principal amount equal to the Aggregate Consideration less the Aggregate Cash Consideration.

(b)    at the Closing, without duplication, Buyer will tender to the Seller the consideration set forth in Section 1(c) above.

4.   Seller Representations.  Seller represents and warrants to Buyer as follows:

(a)   Organization.  Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller’s jurisdiction of organization is accurately stated on the signature page hereto.

(b)   Due Authorization; Enforceability.  The execution, delivery and performance of this Agreement have been duly and validly authorized by Seller.  Assuming the due authorization, execution and delivery of the same by Buyer, this Agreement and all other agreements and instruments entered into pursuant hereto (collectively, the “Transaction Documents”), constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally).

(c)   Non-Contravention; Consents.  Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the purchase and sale of the Seller Units (the “Transaction”).  Neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the Transaction, directly or indirectly (with or without notice or lapse of time): (i) conflicts with or results in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Seller; (ii) conflicts with or violates any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject; (iii) conflicts with, results in a breach of, constitutes a default under, results in the acceleration of, creates in any party the right to accelerate, terminate, modify or cancel, or requires any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which either is bound; or (iv) results in the imposition or creation of an Encumbrance upon the Seller Units.

(d)   Ownership of Units.  Seller is the unconditional and sole legal, beneficial, record and equitable owner of the Seller Units, and Seller has full power and authority to sell and transfer the Seller Units, free and clear of any restrictions on transfer or any other Encumbrances (except as set forth in the LLC Agreement).  Seller has not ever sold, assigned transferred or otherwise disposed of all or any portion of the Seller Units.  Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement and the LLC Agreement) that could require Seller to sell, transfer, or otherwise dispose of any Units, or any voting or economic right therein, of the Company.  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Units.

(e)   Distributions.  Seller has no current outstanding obligation to return to the Company all or any portion of any distribution previously received from the Company in respect of the Seller Units.

(f)   Accredited Investor Status. Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).

 General Solicitation; Investment Intent. Seller (i) has not offered or sold the Seller Units by means of any form of advertisement or general solicitation within the meaning of Rule 502(c) under the Securities Act; and (ii) acquired the Seller Units without a view to any public resale or other distribution thereof in violation of the Securities Act.

(h)   LLC Agreement.  The LLC Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally), assuming that the LLC Agreement is a valid and binding obligation each other Person party thereto.

(i)   Brokers.  Seller has not agreed or become obligated to pay, or has taken any action that might result in any person, entity or governmental body claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with the Transaction.

(j)   Taxes, etc.  Seller has no knowledge of any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that will become due and payable as a result of the consummation of the Transaction.

(k)   Amendment to Credit Agreement.  Seller has not been informed by any other party to the Credit Agreement that such party intends not to vote its Units in favor of the First Amendment.

(l)   Other Agreements.  Seller is not party to any agreement with respect to the subject matter of the Credit Agreement other than the Loan Documents.  Seller is not party to any agreement with respect to its ownership of the Units other than the LLC Agreement.

5.   Buyer Representations.  Buyer represents and warrants to Seller as follows:

(a)   Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer is in good standing and qualified to do business as a foreign corporation in any state in which it is doing business.

(b)   Due Authorization; Enforceability.  The execution, delivery and performance of this Agreement and the Note have been duly and validly authorized by Buyer.  Assuming the due authorization, execution and delivery of the same by Seller (to the extent required), this Agreement, the Note and the other Transaction Documents hereto constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally).

(c)   Non-Contravention; Consents.  Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transaction.  Neither the execution and delivery of this Agreement or the Note and the other Transaction Documents, nor the consummation of the Transaction, directly or indirectly (with or without notice or lapse of time): (i) conflicts with or results in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Buyer; (ii) conflicts with or violates any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject; or (iii) conflicts with, results in a breach of, constitutes a default under, results in the acceleration of, creates in any party the right to accelerate, terminate, modify or cancel, or requires any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound.

(d)   Investment Intent.  Buyer is acquiring the Seller Units for its own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part.

(e)   LLC Agreement.  The LLC Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally), assuming that the LLC Agreement is a valid and binding obligation each other Person party thereto.

(f)   Accredited Investor Status. Buyer (i) is an “accredited investor” within the meaning of Rule 501 under the Securities Act and (ii) is a sophisticated and experienced investor, with experience in buying and selling securities, and has the ability to evaluate the merits and risks of purchasing the Seller Units.

(g)   Truth and Accuracy. Buyer is fully aware that, in agreeing to sell the Seller Units to Purchaser, Seller is relying upon the truth and accuracy of Buyer’s representations and warranties.

6.   Closing Deliverables by Seller.  At the Closing, Seller shall deliver the following to Buyer:

(a)   a certificate from Seller certifying that (i) each of the representations and warranties made by Seller in this Agreement is true and correct as of the date of this Agreement and the date of the Closing and (ii) each of the covenants and agreement that Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects;

(b)   any customary transfer documentation reasonably required by the Company or Seller to effect the transfer of the Seller Units; and

(c)    evidence reasonably satisfactory to Buyer that the First Amendment has been executed by the Required Lenders and each other party to the Credit Agreement required to execute the First Amendment for it to become effective and is in full force and effect.

7.   Closing Deliverables by Buyer.  At the Closing, Buyer shall deliver the following to Seller:

(a)   the Cash Consideration;

(b)   the original Note, duly executed by the Buyer; and

(c)   a certificate from Buyer certifying that (i) each of the representations and warranties made by Buyer in this Agreement is true and correct as of the date of this Agreement and the date of the Closing and (ii) each of the covenants and agreement that Buyer is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects.

8.   Survival of Representations and Covenants.  The covenants and agreements of each Party shall survive the Closing for the periods specified in such covenants and agreements, or if no period is specified, until the first anniversary of the Closing.  The representations and warranties of each Party shall survive until the first anniversary of the Closing.

9.   Additional Agreements; Covenants.

(a)   Further Assurances.  Each Party agrees to execute and deliver such further documents and instruments and to take such further actions after the Closing as may be necessary or desirable and reasonably requested by the other Party to give effect to the Transaction.

(b)   Expenses.  Each party shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of such party in connection with the negotiation, preparation and review of this Agreement, the other Transaction Documents and all certificates and other instruments and documents delivered or to be delivered in connection with the Transaction, and the consummation and performance of the Transaction.

(c)   Approval of First Amendment.  Seller, in its capacity as a Lender (as defined in the Credit Agreement) under the Credit Agreement, agrees to execute the First Amendment in substantially the form attached hereto as Exhibit B.  Seller, in its capacity as a member of the Company, agrees to vote its Units in favor of the Amendment.

(d)   Transfer of Loans. Seller agrees that it will not, prior to the Closing, transfer or assign, or agree to transfer or assign, any portion of the Revolving Loan Commitments, Tranche A-1 Term Loans or Tranche A-2 Term Loans (each as defined in the Credit Agreement) held by the Seller.

(e)   Transfer of Units. Seller agrees that it will not, prior to the Closing, transfer or assign, or agree to transfer or assign, any of the Units held by Seller.

10.   Miscellaneous.

(a)   Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, when mailed by certified mail, return receipt requested, when sent by facsimile with confirmation of receipt received, when delivered by overnight courier with executed receipt or when emailed to the email address of recipient.  Notices, demands and communications to Seller or Buyer shall, unless another address is specified in writing in accordance herewith, if to the Seller, be sent to the address indicated on the signature page hereto and if to the Buyer, be sent to the address indicated below:

Notices to Buyer:	Pacific Ethanol, Inc. 400 Capitol Mall Suite 2060 Sacramento, CA 95814 Attn: General Counsel Email: cwright@pacificethanol.net Tel: (916) 403-2123 Fax: (916) 403-2785

(b)   Amendment.  No change in or modification of this Agreement shall be valid unless the same shall be in writing and signed by Seller and Buyer.

(c)   Waiver.  No failure or delay on the part of the parties or any of them in exercising any right, power or privilege hereunder, nor any course of dealing between the parties or any of them shall operate as a waiver of any such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude the simultaneous or later exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative and are not exclusive of any rights or remedies which the parties or any of them would otherwise have.

(d)   Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all of the parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.  This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (including a PDF file), shall be treated in all manner and respects as an original Agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

(e)   GOVERNING LAW.  THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS TO THE EXTENT THAT THE LAW OF ANOTHER JURISDICTION WOULD APPLY AS A RESULT OF THE APPLICATION THEREOF.

(f)   Submission to Jurisdiction; Waiver of Jury Trial and Venue.

(1)   SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(2)   WAIVER OF JURY TRIAL AND VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (i) ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR AND (ii) ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO ABOVE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(3)   Service of Process.  Each party hereto agrees that service of process may be effectuated by mailing a copy of the summons and complaint, or other pleading, by certified mail, return receipt requested, in accordance with Section 10(a).

(g)   Benefit and Binding Effect.  No right under this Agreement shall be assignable and any attempted assignment in violation of this provision shall be void.  Every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors, transferees, and assigns.  It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other Person, other than as expressly set forth in this, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

(h)   Severability.  Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.  The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement.  If any time period set forth herein is held by a court of competent jurisdiction to be unenforceable, a different time period that is determined by the court to be more reasonable shall replace the unenforceable time period.

(i)   Headings; Construction.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.  Every schedule and other addendum attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.  All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

(j)   Entire Agreement.  This Agreement contains the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and all contemporaneous oral agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase And Sale of Units in New PE Holdco LLC as of the day and year first above written.

BUYER PACIFIC ETHANOL, INC. By: Name: Title: SELLER [NAME] By: Name: Title:

Seller Units: [number of Units in words] (number of Units)

Jurisdiction of Organization: __________________________

Address for Notices:
________________________________________________
________________________________________________
Attn: ________________________________________
Email: ________________________________________
Tel: _________________________________________
Fax: _________________________________________

EXHIBIT A

DEFINITIONS

“Additional Sellers” is defined in the recitals hereto.

“Additional Units” is defined in the recitals hereto.

“Affiliate” means an individual or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified individual or entity.  For purposes of this definition, “control” shall include, without limitation, the exertion of significant influence over an individual or entity and shall be conclusively presumed as to any fifty percent (50%) or greater equity interest.

“Aggregate Cash Consideration” is defined in Section 3(c).

“Aggregate Consideration” is defined in Section 3(c).

“Borrower(s)” has the meaning set forth in the Credit Agreement.

“Buyer” is defined in the preamble hereof.

“Cash Consideration” is defined in Section 1(b).

“Charter Documents” shall mean, as applicable, the specified entity’s (i) certificate of incorporation or formation or other charter or organizational documents, and (ii) bylaws or operating agreement, each as from time to time in effect.

“Closing” is defined in Section 1(c).

“Closing Date” is defined in Section 1(c).

“Company” is defined in the recitals hereto.

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of August 1, 2011 among Pacific Ethanol Holding Co. LLC, a Delaware limited liability company, as a borrower thereunder and as agent for borrowers thereunder, and co-borrowers Pacific Ethanol Madera LLC, a Delaware limited liability company, Pacific Ethanol Columbia, LLC, a Delaware limited liability company, Pacific Ethanol Stockton, LLC, a Delaware limited liability company, and Pacific Ethanol Magic Valley, LLC, a Delaware limited liability company, each of the lenders thereunder who are from time to time signatories thereto, Wells Fargo Bank, N.A., as administrative agent and collateral agent for such lenders and such other parties thereto as identified therein, as such credit agreement may have been or may be amended, restated or otherwise modified from time to time.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of an asset, any restriction on the receipt of any income derived from an asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of an asset).

A-1

“First Amendment” is defined in the recitals hereto.

“Lender(s)” has the meaning set forth in the Credit Agreement.

“LLC Agreement” is defined in the recitals hereto.

“Note” is defined in Section 1(b).

“Party” or “Parties” means any of Seller and Buyer.

“Person” means any individual, person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, government, government agency or authority or other entity.

 “Seller” is defined in the preamble hereof.

“Seller Units” is defined in the preamble hereof.

“Transaction” is defined in Section 4(c).

“Transaction Documents” is defined in Section 4(b).

“Unit” is defined in the recitals hereto.

A-2

EXHIBIT B

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of June [__], 2012, is among Pacific Ethanol Holding Co. LLC, a Delaware limited liability company (“Pacific Holding”), Pacific Ethanol Madera LLC, a Delaware limited liability company (“Madera”), Pacific Ethanol Columbia, LLC, a Delaware limited liability company (“Boardman”), Pacific Ethanol Stockton, LLC, a Delaware limited liability company (“Stockton”), and Pacific Ethanol Magic Valley, LLC, a Delaware limited liability company (“Burley” and, together with Pacific Holding, Madera, Boardman and Stockton, the “Borrowers”), Pacific Holding, as Borrowers’ Agent, each of the Lenders (as defined below) from time to time signatories hereto (the “Consenting Lenders”), Wells Fargo Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”),  and Amarillo National Bank, as accounts bank (in such capacity, the “Accounts Bank”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement (as hereinafter defined).

RECITALS

WHEREAS, the Borrowers, the Borrowers’ Agent, the Administrative Agent, the Collateral Agent, West LB AG, New York Branch, as Issuing Bank (in such capacity, the “Exiting Issuing Bank”) , the Accounts Bank and the lenders from time to time parties thereto (the “Lenders”), are parties to the Amended and Restated Credit Agreement, dated as of August 1, 2011 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers; and

WHEREAS, the letter of credit previously issued by the Exiting Issuing Bank has been replaced by a Site Certificate Bond, Bond No. 0590288, in the bond amount of $863,200 issued by International Fidelity Insurance Company, a New Jersey corporation, in favor of the State of Oregon, acting by and through the Energy Facility Siting Council.  For definitional and convenience purposes only, the above-referenced bond, together with any amendment thereto or replacement thereof pursuant to Section 2.03 of the Credit Agreement,  is hereinafter defined as the “Letter of Credit” and the bonding company, International Fidelity Insurance Company, and each other Person that may, from time to time, be appointed as successor thereto with the approval of the Borrowers and the Required Lenders (with notice of such appointment to each Agent), is hereinafter defined as the “Issuing Bank”.  Notwithstanding the use of such definitions, however, the Issuing Bank, as an independent third party bonding company, shall not be a party to the Credit Agreement nor shall it have any rights, title or interests therein or thereto.

WHEREAS, the Borrowers have requested, and the Administrative Agent, Collateral Agent, Accounts Bank and Consenting Lenders have agreed, to amend the Credit Agreement in the manner, and on the terms and conditions, provided herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	Amendments to Credit Agreement. The Credit Agreement is hereby amended as of the Effective Date (as hereinafter defined) as follows:

1.1.	Section 2.03 of the Credit Agreement is hereby amended by deleting clauses (a) and (b) of such section and inserting, in lieu thereof, the following new clauses (a) and (b):

“           (a)           The Stated Amount of the Letter of Credit plus the aggregate outstanding principal amount of all Revolving Loans at any one time outstanding shall not exceed the Aggregate Revolving Loan Commitment or the then-applicable Revolving Loan Availability.

(b)
On the First Amendment Effective Date, each Revolving Lender shall deposit into the Letter of Credit Account an amount equal to such Revolving Lender’s Revolving Loan Commitment Percentage of the Stated Amount of the Letter of Credit (it being understood that amounts previously deposited by or on behalf of such Lender in the Letter of Credit Account existing prior to the First Amendment Effective Date shall be applied to offset this obligation and shall be turned over from the exiting Issuing Bank to the new Issuing Bank).  The expiration date of the Letter of Credit may be extended to a date no later than the Maturity Date and the Stated Amount of the Letter of Credit may be increased one or more times in each case upon not less than ten (10) Business Days irrevocable prior written notice from Boardman to the Administrative Agent (an “Extension/Increase Notice”) to a face amount not in excess of one million Dollars ($1,000,000) ; provided, that the Stated Amount of the Letter of Credit plus the aggregate outstanding principal amount of all Revolving Loans at any one time outstanding shall not exceed the Aggregate Revolving Loan Commitment or the then-applicable Revolving Loan Availability.  Promptly upon receipt of an Extension/Increase Notice, the Administrative Agent shall provide a copy thereof to each Revolving Lender.  Within five (5) Business Days of its receipt of an Extension/Increase Notice setting forth an increase in the Stated Amount of the Letter of Credit, each Revolving Lender shall transfer into the Letter of Credit Account an amount equal to such Revolving Lender’s Revolving Loan Commitment Percentage of such increase in the Stated Amount of the Letter of Credit.  Amounts standing to the credit of the Letter of Credit Account shall be held in cash and shall be paid to the Revolving Lenders on the Discharge Date.”

1.2.	Section 2.03 of the Credit Agreement is hereby amended by adding at the end of such section the following new clause (j):

“          (j)         For the avoidance of doubt, and notwithstanding anything to the contrary set forth in the Credit Agreement or in any other Loan Document, from and after the First Amendment Effective Date (i) the Letter of Credit previously issued by WestLB as the Exiting Issuing Bank shall cease to be a “Letter of Credit” for any purpose hereunder and shall, without limitation, no longer be secured by or have any claim in connection with the Letter of Credit Account, (ii) the replacement Letter of Credit by the Issuing Bank shall constitute an independent obligation of Boardman to the Issuing Bank without recourse to any Collateral, the Administrative Agent or any Lender hereunder, other than the Letter of Credit Account and (iii) the replacement Issuing Bank shall not have any rights, title or interest in or with respect to the Credit Agreement, including without limitation, any consent or approval rights with respect to any amendments, restatements or other modifications of any of the Loan Documents; provided that the provisions of Section 11.07 and 11.09 shall continue in effect for the benefit of the exiting Issuing Bank and its Related Parties in respect of any actions taken or omitted to be taken by any of them while WestLB was Issuing Bank.”

1.3.
Section 2.05(c) of the Credit Agreement is hereby amended to (a) insert prior to the semicolon at the end of the fifth line from the bottom of the paragraph (i.e., after “and specified in the relevant Funding Notice”) the following phrase: “, which transfer shall occur by no later than 2:00 p.m. New York City time on the same Funding Date” and (b) delete the phrase commencing on the third line from the bottom of the paragraph which provides “and not all Lenders have made their respective Loans on such date,” and insert the following new sentence at the end of Section 2.05(c): Notwithstanding any Lender’s failure to timely deliver its Funding Amount as and when required pursuant to this Section 2.05(c), Administrative Agent shall still timely transfer all other Funds timely received by Administrative Agent on the Funding Date pursuant to this Section.”

1.4.
Section 3.02(a) of the Credit Agreement is hereby amended by replacing the period at the end of such section with a semicolon and adding at the end of such section the following new proviso (which, for the avoidance of doubt, will modify Section 3.02(a) as a whole, and not merely clause (iv) thereof):

“; provided that, notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, interest otherwise payable in cash with respect to any period prior to the Original Maturity Date on any Extended Loan pursuant to the foregoing clauses (ii) or (iii) may, at the option of the Borrower's Agent, be paid in the form of new Tranche A-1 Term Loans (which Tranche A-1 Term Loans shall constitute Extended Loans) , which shall be deemed incurred by the Borrower on the relevant interest payment date.”

1.5.	Section 3.07 of the Credit Agreement is hereby amended by: deleting clause (d) of such section and inserting, in lieu thereof, the following new clause (d):

“              (d)             Amounts of principal prepaid under this Section 3.07  shall be allocated by the Administrative Agent as follows:

(i)            Until such time as the (A) the Revolving Loans that do not constitute Extended Loans and the Tranche A-1 Term Loans that do not constitute Extended Loans have been finally and fully paid and (B) the Tranche A-2 Loans have been finally and fully paid:

first, to the payment of all fees then due and payable to the Agents;

second, to the payment of all costs, fees, expenses and indemnities then due and payable to the Senior Secured Parties, including fees and expenses of attorneys and Consultants reimbursable hereunder;

third, subject only to Section 3.02(a), to the payment of all accrued and unpaid interest then due and payable in cash on the Revolving Loans and the Tranche A-1 Term Loans pro rata among the Revolving Lenders (other than any Defaulting Lender) and the Tranche A-1 Lenders based on their respective outstanding principal amounts on the date of such prepayment;

fourth, to the payment of principal of the Revolving Loans and the Tranche A-1 Term Loans pro rata among the Revolving Lenders (other than any Defaulting Lender) and the Tranche A-1 Lenders based on their respective outstanding principal amounts on the date of such prepayment; provided that, notwithstanding the foregoing provisions of this clause fourth, that portion of any principal prepayment under this clause “fourth” that is a Voluntary Permanent Reduction Payment that would otherwise be allocated to any Tranche A-1 Term Loans that are Extended Loans or Revolving Loans that are Extended Loans pursuant to this clause fourth shall be deemed to be declined by the Extending Lenders and shall be allocated instead (x) first, to the payment of principal of the Revolving Loans (excluding any Revolving Loan that is an Extended Loan), along with a corresponding reduction in the Revolving Loan Commitments of the non-Extending Lenders, and the Tranche A-1 Term Loans (excluding any Tranche A-1 Term Loan that is an Extended Loan) pro rata among the Revolving Lenders (other than any Defaulting Lender or any Extending Lender) and the Tranche A-1 Lenders (other than any Extending Lender) based on their respective outstanding principal amounts on the date of such prepayment, and (y) second, in accordance with clauses fifth, sixth, seventh, eighth, ninth and tenth of this Section 3.07(d);

fifth, to the payment of all accrued and unpaid interest then due and payable in cash on the Revolving Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment;

sixth, to the payment of principal of Revolving Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment and a corresponding reduction in the Revolving Loan Commitments; provided that, notwithstanding the foregoing provisions of this clause sixth, that portion of any principal prepayment under this clause “sixth” that is a Voluntary Permanent Reduction Payment that would otherwise be allocated to any Extending Lender that is a Revolving Lender pursuant to this clause sixth shall be deemed declined by such Extending Lender and shall be allocated instead (x) first, to the payment of principal of the Revolving Loans held by Defaulting Lenders (other than any Revolving Loan that is an Extended Loan), along with a corresponding reduction in the Revolving Loan Commitments of the Defaulting Lenders that are non-Extending Lenders, pro rata among the Defaulting Lenders (other than any Extending Lender that is a Defaulting Lender) based on their respective outstanding principal amounts on the date of such prepayment and (y) second, in accordance with clauses seventh, eighth, ninth and tenth of this Section 3.07(d));

seventh, to the payment of all accrued and unpaid interest then due and payable on the Tranche A-2 Term Loans pro rata among the Tranche A-2 Lenders based on their respective outstanding principal amounts on the date of such prepayment;

eighth, to the payment of principal of the Tranche A-2 Term Loans pro rata among the Tranche A-2 Lenders based on their respective outstanding principal amounts on the date of such prepayment;

ninth, to the payment of principal of the Tranche A-1 Term Loans that are Extended Loans pro rata among the Extending Lenders based on their respective outstanding principal amounts on the date of such prepayment (accompanied with the prepayment premium required by Section 3.15 (Prepayment Premium) with respect to such payment); and

tenth, to the Borrowers.

(ii)          From and after the date upon which each of the (A) the Revolving Loans and the Tranche A-1 Term Loans that do not constitute Extended Loans have been finally and fully paid and (B) the Tranche A-2 Loans have been finally and fully paid:

First, to the payment of all fees then due and payable to the Agents;

second, to the payment of all costs, fees, expenses and indemnities then due and payable to the Senior Secured Parties, including fees and expenses of attorneys and Consultants reimbursable hereunder;

third, subject only to Section 3.02(a), to the payment of all accrued and unpaid interest then due and payable in cash on the Revolving Loans and the Tranche A-1 Term Loans pro rata among the Revolving Lenders (other than any Defaulting Lender) and the Tranche A-1 Lenders based on their respective outstanding principal amounts on the date of such prepayment;

fourth, to the payment of principal of the Revolving Loans pro rata among the Revolving Lenders (other than any Defaulting Lender) based on their respective outstanding principal amounts on the date of such prepayment;

fifth, to the payment of principal of the Tranche A-1 Term Loans (accompanied with any prepayment premium required by Section 3.15 (Prepayment Premium) with respect to such payment) pro rata among the Tranche A-1 Lenders based on their respective outstanding principal amounts on the date of such prepayment;

sixth, to the payment of all accrued and unpaid interest then due and payable in cash on the Revolving Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment;

seventh, to the payment of principal of Revolving Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment; and

eighth, to the Borrowers.”

1.6.
Section 3.07(e) of the Credit Agreement is hereby amended by adding the following at the end of the paragraph but before the “.”: “provided that, notwithstanding anything to the contrary set forth elsewhere herein, amounts prepaid in accordance with this Section 3.07 in respect of the Revolving Loans (other than any prepayment which is a Voluntary Principal Reduction Payment) may be reborrowed within the limits of Section 2.02(a).”

1.7.	Section 3.08 of the Credit Agreement is hereby amended by deleting clause (c) thereof in its entirety and inserting, in lieu thereof, the following new clause (c):

“              (c)           Amounts of principal required to be prepaid under this Section 3.08 shall be allocated by the Administrative Agent and applied in accordance with the priorities set forth in Section 3.07(d); provided that:

(i)            Notwithstanding the application of any prepayment of principal as set forth under clauses fourth and sixth of Section 3.07(d)(i), with respect to any mandatory prepayment under this Section 3.08 which would result in a prepayment of principal of the Revolving Loans or the Tranche A-1 Term Loans, no Extending Lender shall be deemed to have declined any prepayment of principal but rather may (but shall not be required to) decline any such principal prepayment by providing written notice of its option to decline such payment to the Administrative Agent.  In the event any Extending Lenders do not decline such prepayment, then such payments of principal will be applied pro rata in accordance with the language set forth in clauses fourth and sixth of Section 3.07(d)(i) as applicable, excluding any Extending Lender that has declined such prepayment (but, for the avoidance of doubt, including any Extending Lender that has not declined such prepayment).

(ii)           Any mandatory prepayment under this Section 3.08 which results in the prepayment of principal of the Revolving Loans in accordance with clause fourth of Section 3.07(d)(i) or clause fourth of Section 3.07(d)(ii) shall, notwithstanding anything to the contrary set forth elsewhere in this Agreement, result in a corresponding reduction in the Revolving Loan Commitments of the Revolving Lenders.”

1.8.	Article III of the Credit Agreement is hereby amended by inserting at the end of such Article the following new Section 3.15:

“Section 3.15 Prepayment Premium.  In the event any repayment or prepayment of the Extended Loans that are Tranche A-1 Loans is made prior to the Maturity Date of the Extended Loans (but excluding any repayments or prepayments (1) of any loans held by an Affiliated Lender or (2) as a result of any mandatory prepayment pursuant to Section 3.08(a) unless such prepayment results from an asset sale or disposition that is not permitted under Section 7.02(f)), including as a result of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date of the Extended Loans, for any reason, including (i) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(h) with respect to any Borrower, automatically upon the occurrence thereof), (ii) foreclosure and sale of Collateral, (iii) sale of the Collateral in any insolvency proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Extending Lenders or profits lost by the Extending Lenders as a result of such early payment or termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Extending Lenders, the Borrowers shall pay pro rata among the Extending Lenders that hold Tranche A-1 Term Loans based on their respective outstanding principal amounts on the date of such prepayment the Make-Whole Amount, measured as of the date of such payment or termination.

For the purposes of this Section 3.15, “Make-Whole Amount ” means, as of any date of determination, with respect to any payment of the Extended Loans that are Tranche A-1 Loans, an amount equal to the “present value” as of the date of such payment of all interest payments which would have accrued, from the date of such payment through the Maturity Date of the Extended Loans, on an amount equal to such Tranche A-1 Loans being paid, such interest to be calculated on such amount at the rate of interest in effect on such payment date; “present value” shall be computed using a discount rate, applied quarterly, equal to the Treasury Rate as of such prepayment date plus 50 basis points; and “Treasury Rate” shall mean, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the Maturity Date of the Extended Loans; provided, however , that if the period from the prepayment date to Maturity Date of the Extended Loans is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the prepayment date to Maturity Date of the Extended Loans is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.”

1.9.	Section 7.01(c) of the Credit Agreement is hereby amended by deleting clauses (ii) and (iii) thereof.

1.10.
Section 7.01 of the Credit Agreement is hereby amended by deleting the clause “No later than sixty (60) days in advance of the beginning of each calendar year,” in clause (k)(iv) of such section and inserting, in lieu thereof, the clause “No later than forty-five (45) days in advance of the beginning of each calendar year,”.

1.11.	Section 7.02 of the Credit Agreement is hereby amended by:

(a)
deleting the phrase “, with respect to bonds, in an aggregate amount not to exceed fifty thousand Dollars ($50,000) at any one time outstanding;” in clause (a)(ii) of such section and inserting, in lieu thereof, “, with respect to bonds, (A) bonds existing on the First Amendment Effective Date and set forth on Schedule 7.02(a) of the Credit Agreement and replacements or extensions thereof that do not increase the face amount thereof (except to the extent a bond in the amount of such increase would be permitted pursuant to the following clause b) and (b) other bonds in an aggregate amount not to exceed two hundred thousand Dollars ($200,000) at any one time outstanding;”;

(b)	deleting the word “and” at the end of clause (a)(iii) of such section;

(c)	deleting clause (a)(iv) of such section in its entirety and inserting, in lieu thereof, the following new clause (a)(iv):

“(iv)         Capitalized Lease Liabilities with payments in any Fiscal Year, taken in the aggregate for the Project, in an amount not to exceed two million Dollars ($2,000,000); and”;

(d)	inserting at the end of clause (a) of such section the following new clauses (a)(v) and (a)(vi):

“(v)          Permitted Commodity Hedges; and

(vi)           Indebtedness (which may include Capitalized Lease Liabilities without reduction of the basket in the foregoing clause (a)(iv)) incurred at the time of such purchase or lease to finance the purchase or lease of enhancements to the Borrowers’ production facilities consisting of bolt-on product yield enhancement equipment or processing and separation equipment for corn oil and corn syrup in an aggregate principal amount not to exceed fourteen million Dollars ($14,000,000).”;

(e)
deleting the phrase “; provided that such cash collateral does not exceed fifty thousand Dollars ($50,000) in the aggregate;” in clause (b)(v) of such section and inserting, in lieu thereof, the phrase “; provided that such cash collateral does not exceed an amount equal to the sum of (A) the amount of cash collateral for bonds on deposit on the First Amendment Effective Date and set forth on Schedule 7.02(a) of the Credit Agreement and (B) two hundred thousand dollars ($200,000)”;

(f)	deleting the word “and” at the end of clause (b)(viii) of such section;

(g)	replacing the period at the end of clause (b)(ix) of such section with a semicolon;

(h)	inserting at the end of clause (b) of such section the following new clauses (b)(x) and (b)(xi):

“(x)	cash collateral for Permitted Commodity Hedges; provided that such cash collateral does not exceed the aggregate limits set forth in the Commodity Hedging Policy; and

(xi)
purchase money security interests in equipment acquired by any Borrower using Indebtedness permitted by Section 7.02(a)(vi) (Negative Covenants-Restrictions on Indebtedness); provided, that such security interests do not apply to any other property or assets of any Loan Party or any Subsidiary besides those acquired or leased pursuant to such transaction (it being agreed that transactions with the same vendor may be cross-collateralized).”;

(i)	deleting subclause (ii) of clause (w) of such section in its entirety and inserting, in lieu thereof, the following:

“The Borrowers shall not permit amounts disbursed pursuant to the category in the Budget entitled “Operating Disbursements” (reduced by the amount of any portion of such disbursements made in respect of purchases of corn or natural gas) to exceed the amount set forth in the line item entitled “Total Operating Disbursements” (reduced by the amount of any portion of such line item budgeted for purchases of corn or natural gas) for such Budget Period in the then applicable Budget by more than ten percent (10%).”; and

(j)	deleting clause (t) of such section and inserting, in lieu thereof, the following:

“              (t)            Commodity Hedging Arrangements.  The Borrowers shall not enter into any Commodity Hedging Arrangements (other than any Permitted Commodity Hedge) without the prior written consent of the Required Lenders of the Revolving Loan Class and the Required Lenders of the Tranche A-1 Term Loan Class.”

1.12.	Section 7.03 of the Credit Agreement is hereby amended by:

(a)
deleting the clause “as soon as available and in any event within ninety (90) days after the end of each Fiscal Year” in clause (b) of such section and inserting, in lieu thereof “as soon as available and in any event within one hundred (100) days after the end of each Fiscal Year”;

(b)	deleting clause (d) of such section in its entirety and inserting, in lieu thereof, “ (d) [Reserved]”;

(c)	deleting clause (e) of such section in its entirety and inserting, in lieu thereof, “(e) [Reserved]”; and

(d)	deleting clause (f) of such section in its entirety and inserting, in lieu thereof, “(f) [Reserved]”.

1.13.
Section 8.03 of the Credit Agreement is hereby amended by deleting the phrase “three (3) times each calendar week” in clause (b)(i)(b) of such section and inserting, in lieu thereof, “seven (7) times each calendar week”.

1.14.	Section 11.03 of the Credit Agreement is hereby amended by adding at the end of such section the following new provisions:

“              (j)             Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and amounts deposited by it in the Letter of Credit Account) to Pacific Ethanol or any of its Affiliates (other than the Borrowers or any of their respective Subsidiaries) subject to the following limitations:

(i)             neither Pacific Ethanol nor any of its Affiliates that are Lenders (each of Pacific Ethanol and each such Affiliate, an “Affiliated Lender”) will receive any information provided solely to Lenders by any Agent or any Lender (including the Issuing Bank) and will not be permitted to attend or participate in meetings attended solely by the Lenders (including the Issuing Bank) and/or one or more Agents, other than the right to receives notices of borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Articles II, III and IV;

(ii)            for purposes of any amendment, waiver or modification of any Financing Document (including such modifications pursuant to Section 11.01), or, subject to Section 11.03(l), any plan of reorganization pursuant to the Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender (or each Lender or each affected Lender of a Class) (but, for the avoidance of doubt, not including votes under Section 11.01(b) or (d)) or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders of the same Class that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code;

(iii)           Affiliated Lenders may not purchase Revolving Loans or Revolving Loan Commitments by assignment pursuant to this Section 11.03 unless such Revolving Loans are simultaneously cancelled via contribution to the capital of one or more Borrowers or otherwise and such Revolving Loan Commitments are simultaneously terminated; and

(iv)           Notwithstanding any provision of this Agreement to the contrary, following the purchase of any Loan or Commitment by an Affiliated Lender, such Affiliated Lender may (but, except as otherwise provided in the foregoing clause (iii), shall not be obligated to) cancel such Loan and/or terminate such Commitment via contribution to the capital of one or more Borrowers or otherwise and such Loans and/or Commitments shall be deemed to be no longer outstanding or available under any provision of the Financing Documents.

(k)            Notwithstanding anything in Section 11.01 or the definitions of “Majority Condition”, “Majority of the Minority”, “Plurality Condition”, “Plurality of the Minority”, “Plurality of the Minority (Stockton Vote)”, “Required Lenders” or “Required Minority Lenders”,  to the contrary, for purposes of determining (i) whether the Required Lenders, Majority of the Minority, Plurality of the Minority, Plurality of the Minority (Stockton Vote) or Required Minority Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Financing Document or any departure by any Borrower therefrom, (B) otherwise acted on any matter related to any Financing Document, or (C) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Financing Document or (ii) whether the Majority Condition or Plurality Condition exists, all Loans and Commitments held by any Affiliated Lenders shall be deemed to be not outstanding.

(l)             Notwithstanding anything in this Agreement or the other Financing Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against any Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar secured Obligations held by Lenders that are not Affiliates of the Borrower.”

1.15.
Exhibit A to the Credit Agreement is hereby amended by inserting the following new definitions in alphabetical order therein (and, to the extent relevant, in lieu of any existing definition of the same defined term):

“Additional Project Document” means each contract, agreement, letter agreement or other instrument to which any Borrower becomes a party after the date of the Original Credit Agreement, other than any document (a) under which any Borrower (or, in the case of an agreement to which two or more Borrowers are party, such Borrowers on an aggregate basis) would not reasonably be expected to have obligations or liabilities in the aggregate in excess of two million Dollars ($2,000,000), or be entitled to receive revenues in the aggregate in excess of three million Dollars ($3,000,000), in either case in value in any twelve (12) month period, (b) with respect to the purchase or lease to finance the purchase or lease of enhancements to the Borrowers’ production facilities consisting of bolt-on product yield enhancement equipment or processing and separation equipment for corn oil and corn syrup to the extent permitted under Section 7.02(a)(vi) and Section 7.02(b)(xi), and (c) a termination of which would not reasonably be expected to result in a Material Adverse Effect; provided, that for the purposes of this definition, purchase orders under existing Project Documents relating to the sale of Products or the purchase of corn shall not constitute Additional Project Documents.

“Affiliated Lender” has the meaning provided in Section 11.03(j)(i).

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as capitalized leases on a balance sheet of such Person or otherwise disclosed as such in a note to such balance sheet and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.  For the avoidance of doubt, “Capitalized Lease Liabilities” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Commodity Hedging Policy” means the Risk Management Policy of the Borrowers in the form attached hereto as Exhibit D, as the same may be updated in a manner reasonably satisfactory to the Administrative Agent.

“Extending Lender” means each Lender that (a) is a signatory to the First Amendment or that becomes a signatory thereto by executing a counterpart signature thereto at any time after the First Amendment Effective Date, (b) is an Affiliated Lender or (c) is a permitted assignee of any Lender described in the foregoing clauses (a) and (b).

“Extended Loan” means each Revolving Loan and Tranche A-1 Term Loan held by any Extending Lender, as more specifically set forth on Schedule A hereto.

 “First Amendment” means the First Amendment to Amended and Restated Credit Agreement, dated as of June [__], 2012, among the Borrowers, certain Lenders, the Agents and the Issuing Bank.

“First Amendment Effective Date” means the “Effective Date” as defined in the First Amendment.

“Issuing Bank” means International Fidelity Insurance Company and each other Person that may, from time to time, be appointed as successor Issuing Bank with the approval of the Borrowers and the Required Lenders and notice of such appointment to each Agent.

“Letter of Credit” means the site certificate bond issued by the Issuing Bank pursuant to Section 2.03 (Letters of Credit) substantially in the form of Exhibit 2.03, any amendment thereto or any replacement thereof in accordance with Section 2.03.

“Maturity Date” means (a) with respect to the Extended Loans, June 30, 2016, and (b) with respect to all other Loans, the date that occurs three (3) years after the Original Closing Date.

“Original Closing Date” means June 25, 2010.

“Original Maturity Date” means the date that occurs three (3) years after the Original Closing Date.

“Permitted Commodity Hedge” means any non-speculative Swap Contract in respect of certain commodities entered into in accordance with the Commodity Hedging Policy.

“Voluntary Permanent Reduction Payment” means any voluntary prepayment of principal which would be applied to reduce the outstanding principal balance of the Revolving Loans or the Tranche A-1 Loans under either clause fourth or clause sixth of Section 3.07(d) with respect to which Borrower has provided written notice to Administrative Agent upon the making of such prepayment that it intends such prepayment to constitute a Voluntary Permanent Reduction Payment.

1.16.	Annex I to this Amendment shall be appended to the Credit Agreement as new Exhibit D thereto.

1.17.	Annex II to this Amendment shall be appended to the Credit Agreement as new Exhibit D thereto.

SECTION 2.
New Loans.  The Consenting Lenders named on Schedule A hereto each agree, severally and not jointly, to provide additional Revolving Credit Commitments (which shall be drawn immediately upon the Effective Date) in an aggregate principal amount of $5,000,000 (the “Additional Revolving Loans”) in accordance with the Credit Agreement on the same terms as the existing Revolving Credit Commitments, as extended in accordance with this Amendment, on or within 10 Business Days after the Effective Date in an aggregate principal amount equal to such Consenting Lender’s “Additional Revolving Commitment”) as set forth on such Schedule A (its “Additional Revolving Commitment”).  In addition, each Consenting Lender not listed on such Schedule A shall have the option to, but shall not be required to, provide a percentage of the Additional Revolving Loans equal to the percentage that (x) its Revolving Loans and undisbursed Revolving Loan Commitment constitute of (y) the aggregate Revolving Loans and undisbursed Revolving Loan Commitments of all Consenting Lenders, the election of such option to be expressed by indicating its “Additional Revolving Credit Commitment” on its signature page to this Amendment.  To the extent Consenting Lenders not listed on Schedule A elect to participate in the Additional Revolving Loans, the Additional Revolving Commitments of each Consenting Lender listed on Schedule A shall be reduced ratably by the amount of the Additional Revolving Commitments of such Consenting Lenders (and each Consenting Lender listed on Schedule A shall be released from its obligation to provide Additional Revolving Loans to the extent of such reduction).  Notwithstanding anything to the contrary set forth in the Credit Agreement, the proceeds of such Revolving Credit Commitments shall be permitted to be used for general corporate purposes.  Such new Revolving Loans drawn on the increased Revolving Credit Commitments on the Effective Date shall be made as Base Rate Loans and may be converted to Eurodollar Loans following the Effective Date in accordance with Section 3.03 of the Credit Agreement.  For the avoidance of doubt, such Revolving Credit Commitments and the associated Revolving Loans shall be Revolving Credit Commitments and Revolving Loans (each as extended in accordance with this Amendment) for all purposes under the Credit Agreement).

SECTION 3.
Payment of Costs and Fees.  Each Borrower (i) reaffirms its obligations under Section 11.07 of the Credit Agreement and (ii) without limiting the provisions set forth in Section 11.07 of the Credit Agreement, acknowledges, consents and agrees that it shall promptly pay, upon receipt of invoices therefor, to the Administrative Agent and each Consenting Lender all reasonable out-of-pocket costs, fees, expenses and charges of every kind in connection with the preparation, negotiation, execution and delivery of this Amendment incurred by or on behalf of such Persons, including, without limitation, the reasonable fees and disbursements of Willkie Farr & Gallagher LLP, counsel to certain Consenting Lenders.

SECTION 4.	Acknowledgements.

4.1.
Acknowledgement of Obligations.  Each Borrower and each other Loan Party hereby acknowledges, confirms and agrees that as of the close of business on day immediately preceding the Effective Date (and prior to giving effect thereto), the Borrowers were indebted to the Administrative Agent, the Collateral Agent, the Accounts Bank, the Issuing Bank and the Lenders for Loans, Letters of Credit and other Obligations in the amount of $[______] (inclusive of $[_____] in outstanding Letters of Credit) plus accrued interest thereon plus accrued and unpaid fees, costs and expenses due and owing under the Financing Documents.  All such Obligations under the Credit Agreement and the other Financing Documents owing by the Borrowers together with interest accrued and accruing thereon, and all fees, costs, expenses, indemnities and other charges now or hereafter payable by the Borrower to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Accounts Bank and each Lender, as the case may be, are unconditionally owing by the Borrower to the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, as the case may be, without offset, defense or counterclaim of any kind, nature or description whatsoever.

4.2.
Acknowledgement of Security Interests.  Each Loan Party hereby acknowledges, confirms and agrees that the Collateral Agent, for itself and the benefit of Senior Secured Parties, has and shall continue to have valid, enforceable and perfected first-priority liens (subject only to Permitted Liens) upon and security interests in the Collateral granted to the Collateral Agent, for itself and the benefit of Senior Secured Parties, pursuant to the Financing Documents.

4.3.
Binding Effect of Documents.  Each Loan Party hereby acknowledges, confirms and agrees that:  (i) each of the Financing Documents to which it is a party has been duly executed and delivered to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Accounts Bank and the Lenders thereto by it, and each is in full force and effect as of the Effective Date, (ii) the agreements and obligations of such Loan Party contained in the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”), in each of the other Financing Documents and in this Amendment constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, and such Loan Party has no valid defense to the enforcement of the obligations under the Amended Credit Agreement or the other Financing Documents, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws limiting creditors rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) the Administrative Agent, the Collateral Agent, the Issuing Bank, the Accounts Bank and each Lender are and shall be entitled to the rights, remedies and benefits provided for in the Financing Documents and under applicable law or at equity.

SECTION 5.
Representations and Warranties.  Each of the Loan Parties hereby represents and warrants in favor of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Accounts Bank and each Lender as follows:

5.1.
The execution, delivery and performance by such Loan Party of this Amendment and the performance of the Amended Credit Agreement are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party.

5.2.
This Amendment has been duly executed and delivered by such Loan Party and each of this Amendment, the Amended Credit Agreement and the other Loan Documents constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws limiting creditors rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.
The execution, delivery or performance of this Amendment by such Loan Party (i) does not require any consent or approval of, registration of filing with, or any other action by, any Person (including, without limitation, any Governmental Authority) except (A) such as have been obtained or made and are in full force and effect and (B) filings necessary to perfect Liens created by the Financing Documents, (ii) will not violate the organizational or governing documents of any Loan Party and (iii) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon such Loan Party or any of their respective properties or assets.

5.4.	No event has occurred or is continuing, that would constitute a Default or an Event of Default under the Amended Credit Agreement or any other Financing Document.

5.5.
As of the Effective Date no litigation by, investigation known to such Loan Party by, or proceeding of, any Governmental Authority is pending or, to the knowledge of such Loan Party, has been threatened against such Loan Party which (i) challenges such Loan Party’s right, power, or competence to enter into this Amendment or perform any of its obligations under this Amendment, the Amended Credit Agreement or any other the Financing Documents or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Financing Document or any action taken under this Amendment, the Amended Credit Agreement or any other Financing Document or (ii) is reasonably likely, if adversely decided, to have a Material Adverse Effect.

5.6.
After giving effect to this Amendment, the representations and warranties of such Loan Party contained in the Amended Credit Agreement and the other Financing Documents are true and correct in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of the Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

SECTION 6.
Conditions to Effectiveness of this Amendment.  This Amendment shall be deemed effective as of June [__], 2012 (the “Effective Date”) only upon satisfaction in full of each of the following conditions on or prior to such date (except to the extent that any of such conditions are waived in writing by the Required Lenders of each Class of Loan and the Required Minority Lenders):

6.1.
Amendment.  The Consenting Lenders shall have received duly executed counterparts of this Amendment from each Loan Party, the Required Lenders, the Collateral Agent, the Administrative Agent and the Accounts Bank.

6.2.
Costs and Expenses.  The Borrowers shall have paid all fees, costs and expenses incurred in connection with this Amendment and any other Financing Documents that have been invoiced and are required to be paid hereunder or under the Credit Agreement (including, without limitation, reasonable legal fees and expenses of the Administrative Agent and each Consenting Lender).

6.3.
Representations and Warranties.  The representations and warranties made or deemed made by the Loan Parties under this Amendment shall be true and correct (subject to the materiality qualifiers set forth in such representations and warranties) as of the Effective Date.

6.4.
Customary Closing Documents.  The Consenting Lenders shall have received such officer’s certificates, secretary’s certificates, resolutions, lien searches and other customary deliverables as they shall request.

SECTION 7.	Effect on the Financing Documents.

7.1.
Except for the Administrative Agent’s, the Collateral Agent’s, the Accounts Bank’s and the Consenting Lenders’ agreement expressly set forth in Section 1, the Credit Agreement and each of the other Financing Documents shall be and remain unchanged and in full force and effect in accordance with their respective terms, are hereby ratified and confirmed in all respects and the Administrative Agent, the Collateral Agent, the Issuing Bank, the Accounts Bank and each Lender expressly reserves the right to require strict compliance with the terms of the Credit Agreement and the other Financing Documents.  The execution, delivery, and performance of this Amendment shall not operate as a modification or waiver of any right, power, or remedy of any Agent or any Lender under the Credit Agreement or any other Financing Document and no such action shall be construed as (i) a waiver or forbearance of any of the Administrative Agent’s, the Collateral Agent’s, the Issuing Bank’s, the Accounts Bank’s or the Lenders’ rights, remedies, and powers against the Borrowers, any other Loan Party or the Collateral (including, without limitation, the right to terminate without notice the making of Revolving Loans) or (ii) a waiver of any Default or Event of Default.  The consent herein is limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Financing Documents, and shall not operate as a consent to any further or other matter under the Financing Documents.  To the extent any provision in the Financing Documents restricts or otherwise prohibits certain acts by any Loan Party during a Default or an Event of Default, those provisions shall remain in full force and effect (and shall be effective to restrict and/or prohibit such acts to the extent that an applicable Default or Event of Default is continuing) and are not waived, modified or excused unless specifically provided for in this Amendment.

7.2.
Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Financing Documents to “the Credit Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

7.3.
To the extent that any terms and conditions in any of the Financing Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified hereby (except to the extent that such contradiction or conflict is expressly permitted by this Amendment).

SECTION 8.
Governing Law.  This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of law principles that would require the application of laws of another jurisdiction.

SECTION 9.	Financing Document. This Amendment shall be deemed to be a Financing Document for all purposes.

SECTION 10.
RELEASE BY LOAN PARTIES.  As of the Effective Date, each Loan Party hereby waives, releases, remises and forever discharges the Administrative Agent, the Collateral Agent, the Issuing Bank, the Accounts Bank, each Lender, each of the other Senior Secured Parties, each of their respective Affiliates and each of the officers, directors, employees, and professionals of each Lender, the Issuing Bank, the Administrative Agent, the Collateral Agent, the Accounts Bank and each of the other Senior Secured Parties and their respective Affiliates (collectively, the “Releasees”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which such Loan Party ever had from the beginning of the world or now has or that any of the Loan Parties’ respective successors and assigns hereafter can or may have against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Financing Document, or to any acts or omissions of any such Releasee relating to the Credit Agreement or any other Financing Document in each case, pertaining to facts, events or circumstances existing on or prior to the date hereof, except for the duties and obligations expressly set forth in this Amendment, the Credit Agreement and the other Financing Documents (as modified by the provisions hereof).  As to each and every claim released hereunder, each Loan Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and waives the benefits of each provision of applicable federal or state law (including, without limitation, the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.  Each Loan Party understands that the facts which they believe to be true at the time of making the release provided for herein may later turn out to be different than they now believe, and that information which is not now known or suspected may later be discovered.  Each Loan Party accepts this possibility, and each Loan Party assumes the risk of the facts being different and new information being discovered; and each Loan Party further agrees that the release provided for herein shall in all respects continue to be effective and not subject to termination or rescission because of any difference in such facts or any new information.

SECTION 11.
Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

SECTION 12.
Counterparts.  This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the day and year first written above.

PACIFIC ETHANOL HOLDING CO. LLC, as a Borrower and as Borrowers’ Agent

By:
Name:
Title:

PACIFIC ETHANOL MADERA LLC, as a Borrower

By:
Name:
Title:

PACIFIC ETHANOL COLUMBIA, LLC, as a Borrower

By:
Name:
Title:

PACIFIC ETHANOL STOCKTON, LLC, as a Borrower

By:
Name:
Title:

PACIFIC ETHANOL MAGIC VALLEY, LLC, as a Borrower

By:
Name:
Title:

NEW PE HOLDCO, LLC, as Pledgor
By:
Name:
Title:

AMARILLO NATIONAL BANK, as Accounts Bank

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

[__________], as a Lender

By:
Name:
Title:

Additional Revolving
Commitment:$___________

 SCHEDULE A

ADDITIONAL REVOLVING COMMITMENTS

Name of Lender	Additional Revolving Commitment
Candlewood Special Situations Master Fund, Ltd	$
Credit Suisse Loan Funding LLC	$
Wexford Spectrum Investors LLC	$
Wexford Catalyst Investors LLC	$
Debello Investors LLC	$
Continental Casualty Company	$
TOTAL COMMITMENTS	$

ANNEX I

EXHIBIT D TO

CREDIT AGREEMENT

COMMODITY HEDGING POLICY

See attached.

ANNEX II

SCHEDULE 7.02(a) TO

CREDIT AGREEMENT

Existing Surety Bonds

[Please provide list.]

ANNEX IV

EXHBIT 2.03B TO

CREDIT AGREEMENT

Form of Letter of Credit

(the Site Bond, Bond No. 0590288)

See attached.

EXHIBIT C

FORM OF SENIOR UNSECURED NOTE

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 8 HEREOF.

Pacific Ethanol, Inc.

Senior Unsecured Note

Issuance Date: June [__], 2012	$[ ]

FOR VALUE RECEIVED, Pacific Ethanol, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [NAME OF HOLDER] or its registered assigns (“Holder”) the amount set out above (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal (as defined above) at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Unsecured Note (including all Senior Unsecured Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Unsecured Notes issued pursuant to several substantially identical purchase agreements (including the Purchase Agreement (as defined below)) on the Issuance Date (collectively, the “Notes” and such other Senior Unsecured Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 19.

1.	PAYMENTS OF PRINCIPAL.

1.1.           On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, all accrued and unpaid Interest and accrued and all other unpaid amounts hereunder.  Any such payment shall be applied pro rata to the Note and the Other Notes in accordance with the respective Principal amounts thereof.

1.2.           The Company may, at its sole option, at any time prepay this Note, without premium or penalty, in whole or in part, on one Business Day’s prior written notice to the Holder, at a prepayment price equal to the amount of outstanding Principal so to be prepaid, together with accrued and unpaid Interest on such Principal, if any, through the date of such prepayment.  Any such payment shall be applied pro rata to the Note and the Other Notes in accordance with the respective Principal amounts thereof.

1.3.           Until such time as the outstanding balance of the Note and the Other Notes are paid in full, within three Business Days of the receipt by the Company of any Net Cash Proceeds or any distributions to which the Company is entitled to with respect to Net Cash Proceeds received by any Subsidiary arising from any (i) Asset Sale (other than Asset Sales made pursuant to Section 5.6), (ii) Equity Issuance, (iii) Debt Issuance or (iv) Property Loss Event, the Company shall prepay the Note and the Other Notes, ratably in accordance with their respective principal amounts, in an amount equal to 100% of such Net Cash Proceeds (or that amount necessary to pay the Note and the Other Notes in full).

2.
INTEREST; INTEREST RATE.  Interest on this Note shall accrue at the Interest Rate and shall commence accruing on the Issuance Date and Interest shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in cash in arrears on the last day of each calendar month, beginning with June 30, 2012.  From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to seven percent (7%), and shall be payable on demand. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure, provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3.	RIGHTS UPON EVENT OF DEFAULT.

3.1.           Event of Default.  Each of the following events shall constitute an “Event of Default”:

(a)            the Company’s failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest or other non-Principal amounts when and as due, in which case only if such failure remains uncured for a period of at least five (5) days;

(b)           bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within sixty (60) days of their initiation;

(c)            the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law or of any substantial part of the Company’s property or any substantial part of any Subsidiary’s property;

(d)           the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(e)           a final judgment, judgments, any arbitration or mediation award or any settlement of any litigation or any other satisfaction of any claim made by any Person pursuant to any litigation, as applicable, (each a “Judgment”, and collectively, the “Judgments”) with respect to the payment of cash, securities and/or other assets with an aggregate fair market value in excess of $2,000,000 are rendered against, agreed to or otherwise accepted by, the Company and/or any of its Subsidiaries and which Judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any Judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $2,000,000 amount set forth above so long as the Company provides the Holder written evidence of such insurance coverage or indemnity (which evidence shall be reasonably satisfactory to the Holder) to the effect that such Judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity prior to the later of (i) thirty (30) days after the issuance of such Judgment or (ii) any requirement to pay such Judgment;

(f)            the Company and/or any Subsidiary, individually or in the aggregate, fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $2,000,000 due to any third party  or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $2,000,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder;

(g)           any breach or failure in any respect by the Company to comply with any provision of Section 5 of this Note; provided that if such breach or failure is not material or is otherwise inadvertent or unintentional, then no Event of Default shall occur unless such breach or failure is not cured within thirty (30) days of written notice from the Required Holders to the Company;

(h)           any Material Adverse Change occurs (other than with respect to any Excluded Events) and is not otherwise cured within thirty (30) days of written notice thereof by the Required Holders;

(i)             any provision of any Transaction Document (shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document to which it is a party;

(j)            any Change of Control or Fundamental Transaction occurs without the written consent of the Required Holders; or

(k)           any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall promptly deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder.

Notwithstanding anything to the contrary set forth above or elsewhere herein, the following Indebtedness and obligations, and any defaults with respect thereto, shall not constitute an Event of Default under this Note: (i) any payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP and, with respect to any subsidiary, such default is otherwise resolved in a manner which does not result in a Material Adverse Change; (ii) with respect to any Subsidiary, any default with respect to a non-recourse obligation and such default does not otherwise result in a Material Adverse Change and (iii) any default with respect to any previously accrued and unpaid dividends with respect to the Company’s Series B Cumulative Convertible Preferred Stock outstanding as of the Issuance Date.

3.2.           If an Event of Default (other than an Event of Default specified in Section 3.1(b), (c) or (d) above) occurs, then the Holder may, by written notice to the Company, declare this Note to be forthwith due and payable, as to Principal, Interest and any other amounts due hereunder, whereupon this Note shall become forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company. If any Event of Default specified in Section 3.1(b), (c) or (d) above occurs, the Principal of and accrued Interest on this Note shall automatically forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company.

3.3.           If any Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of Principal, Interest and any other amounts due under this Note or to enforce the performance of any provision of this Note. If an Event of Default occurs and is continuing, the holder of this Note may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding. No course of dealing and no delay on the part of the holder of this Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Note upon the holder hereof shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

4.
NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

5.	COVENANTS. Until all of the Notes have been redeemed or otherwise satisfied in accordance with their terms:

5.1.           Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company (excluding any other Permitted Indebtedness of the Company).

5.2.           Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness).

5.3.           Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

5.4.           Restricted Payments.  The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Permitted Payments with respect to any Permitted Subsidiary Indebtedness), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

5.5.           Restriction on Redemption and Cash Dividends.   Except for any Permitted Distributions or to otherwise effect the payment of Principal pursuant to Section 1.3 above in accordance with the provisions of this Note, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or pay any cash dividend or distribution on any of its capital stock without the prior express written consent of the Holder.

5.6.           Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries that are in the ordinary course of their respective businesses and, after giving effect thereto, would not result in a Material Adverse Change; provided that any Net Cash Proceeds with respect thereto are applied in accordance with Section 1.3 above, (ii) sales of product, inventory or receivables in the ordinary course of business, (iii) Permitted Payments or (iv) the sale, leasing, licensing, assignment, transfer, conveyance or other disposition of any assets or rights of any Subsidiary to the extent permitted under the Kinergy Credit Facility or the Pacific Holding Credit Facility.

5.7.           Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Company and each of its Subsidiaries on the Issuance Date or any business substantially related or incidental thereto.  The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose in any material respect.

5.8.           Preservation of Existence, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

5.9.           Maintenance of Properties, Etc.  The Company shall maintain and preserve in all material respects, and cause each of its Subsidiaries to maintain and preserve in all material respects, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

5.10.         Maintenance of Insurance.  The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

6.
AMENDING THE TERMS OF THIS NOTE.  No provision of this Note may be modified or amended without the prior written consent of the Required Holders and the Company; provided, however (a) no such modification or amendment shall, without the consent of the Holder hereunder, change the stated maturity date of this Note, or reduce the principal amount hereof, or reduce the rate or extend the time of payment of any interest hereon, or reduce any amount payable on redemption or prepayment hereof, or impair or affect the right of the Holder to receive payment of principal of, and interest on, the Notes or to institute suit for payment thereof, or impair or affect the right of the Holder to receive any other payment provided for under this Note and (b) the Holder hereunder may waive, reduce or excuse, or forbear from the exercise of any rights and remedies with respect to, any Event of Default under this Note without notice to or the consent of any holder of any of the Other Notes.

7.
TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder in whole but not in part, subject only to the provisions of the restrictive legend set forth at the top of the first page of this Note; provided that, so long as no Event of Default has occurred and is continuing, any such sale, assignment or transfer shall be subject to the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned.

8.	REISSUANCE OF THIS NOTE.

8.1.           Transfer. If this Note is to be transferred as permitted under Section 7 above, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 8.4), registered as the Holder may request.

8.2.           Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 8.3) representing the outstanding Principal.

8.3.           Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal and Interest of this Note, from the Issuance Date.

9.
REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 5).

10.
PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

11.
CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Terms used in this Note but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

12.
FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

13.	NOTICES; CURRENCY; PAYMENTS.

13.1.         Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8(a) of the Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

13.2.         Currency.  All principal, interest and other amounts owing under this Note that, in accordance with their terms, are paid in cash shall be paid in U.S. dollars.   All amounts denominated in other currencies shall be converted to the U.S. dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. dollars pursuant to this Note, the U.S. dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

13.3.         Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds in accordance with the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

14.
DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall promptly and in accordance and compliance with applicable law publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries.

15.
CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full (a) this Note shall automatically be deemed canceled without any action by or notice to Holder or Company and (b) Holder shall promptly mark this Note as cancelled, shall promptly surrender this Note to the Company and this Note shall not be reissued.

16.
WAIVER OF NOTICE.  Except for the notices specifically required by this Note or any other Transaction Document, to the extent permitted by applicable law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

17.
GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

18.
MAXIMUM PAYMENTS.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

19.	CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

19.1.           “Asset Sale” means any sale, transfer, lease, conveyance or other disposition of any asset or property.

19.2.           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

19.3.           “Closing Date” shall have the meaning set forth in the Purchase Agreement, which is the date the Company initially issued the Notes pursuant to the Purchase Agreement..

19.4.           “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

19.5.           “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto

19.6.           “Debt Issuance” means the incurrence of Indebtedness of the type specified in clauses (A) or (D) of the definition of “Indebtedness” by the Company or any of its Subsidiaries.

19.7.           “Equity Issuance” means the issuance or sale by the Company or any of its Subsidiaries any stock or other equity interests of the Company or any of its Subsidiaries to any Person other than the Company.

19.8.           “Excluded Events” means (i) changes in the national or world economy or financial markets as a whole, (ii) changes in general economic conditions taken as a whole that affect the industries in which the Company and its Subsidiaries conduct their business,  (iii) acts of terrorism or war, including the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to the declaration of a national emergency or war, or any earthquakes, hurricanes or other natural disasters, (iv) any financial statement impact of either the transactions contemplated by the Transaction Documents.

19.9.           “Fundamental Transaction” means that (A) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its Subsidiaries to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a securities purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such securities purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify the Voting Stock of the Company or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.

19.10.         “GAAP” means United States generally accepted accounting principles, consistently applied.

19.11.          “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, claim, lien, tax, right of first refusal, encumbrance, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.  The foregoing definition expressly excludes any previously accrued and unpaid dividends with respect to the Company’s Series B Cumulative Convertible Preferred Stock outstanding as of the Issuance Date.

19.12.          “Interest Rate” means five percent (5%) per annum, subject to adjustment as set forth in Section 2.

19.13.          “Kinergy Credit Facility” means that certain credit facility as evidenced by, among other loan documents, that certain Loan and Security Agreement dated as of July 28, 2008, by and between Kinergy Marketing, LLC as borrower thereunder and Wells Fargo Capital Finance LLC (successor to Wachovia Capital Finance Corporation) as lender thereunder, as such credit facility may have been or may be amended, restated or otherwise modified from time to time.

19.14.          “Material Adverse Change” shall mean any set of circumstances or events which occur, arise or otherwise take place from and after the Issuance Date which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Note or any other Transaction Document, (b) is or could reasonably be expected to be material and adverse to the business properties, assets, financial condition, results of operations or prospects of the Company or the Company and any of Subsidiaries on a collective basis, (c) impairs materially or could reasonably be expected to impair materially the ability of the Company to duly and punctually pay or perform any its obligations under this Note or any other Transaction Document, or (d) materially impairs or could reasonably be expected to materially impair the ability of Holder, to the extent permitted, to enforce its legal rights and remedies pursuant to this Note or any other Transaction Document.

19.15.          “Maturity Date” shall mean March [__], 2013.

19.16.          “Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Sale by the Company or any Subsidiary, the gross cash proceeds received by the Company or any of its Subsidiaries therefrom less the sum of (i) all income taxes and other taxes paid to, or reasonably expected to be paid to, a governmental authority as a result of such sale and any other fees and expenses incurred in connection with such sale, (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) sold and (iii) the reasonable, ordinary and customary costs of such Asset Sale, including without limitation, any third party fees, commissions, charges and expenses, including without limitation, any legal fees and costs, sales commissions and escrow fees, costs and charges, (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by the Company or any of its Subsidiaries therefrom less the sum of all legal, underwriting and other fees and expenses incurred in connection therewith, (c) with respect to any Property Loss Event, the gross cash proceeds received by the Company or any of its Subsidiaries therefrom less the sum of (i) all fees and expenses in connection therewith, (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or portion thereof) subject to such Property Loss Event, which Indebtedness is required to be repaid in connection therewith and incremental income taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing agreements), and (iii) that portion thereof used to repair or otherwise replace, or pay or reimburse any losses or expenses related to, the property which is the subject of such Property Loss Event, (d) with respect to any of the foregoing events described in clauses (a) through (c), the payment of any Permitted Payments and Permitted Distributions in connection therewith or from the proceeds received as a result thereof.

19.17.          “Pacific Holding Credit Facility” means that certain credit facility as evidenced by, among other loan documents, that certain Amended and Restated Credit Agreement dated as of August 1, 2011 among Pacific Ethanol Holding Co. LLC, a Delaware limited liability company, as a borrower thereunder and as agent for borrowers thereunder, and co-borrowers Pacific Ethanol Madera LLC, a Delaware limited liability company, Pacific Ethanol Columbia, LLC, a Delaware limited liability company, Pacific Ethanol Stockton, LLC, a Delaware limited liability company, and Pacific Ethanol Magic Valley, LLC, a Delaware limited liability company, each of the lenders thereunder who are from time to time signatories thereto, Wells Fargo Bank, N.A., as administrative agent and collateral agent for such lenders and such other parties thereto as identified therein, as such credit facility may have been or may be amended, restated or otherwise modified from time to time.

19.18.          “Permitted Distributions” the distribution, payment or transfer of funds or other assets or interests by the Company or any Subsidiary (a) dividends by Subsidiaries of the Company to the Company or other Subsidiaries of the Company, (b) current quarterly dividends required to be paid by Company with respect to the Company’s Series B Cumulative Convertible Preferred Stock pursuant to the organizational documents of the Company as in effect as of the Issuance Date on the Company and (c) to the extent that payment thereof could not reasonably be expected to have a Material Adverse Change, payment of previously accrued and unpaid dividends with respect to the Company’s Series B Cumulative Convertible Preferred Stock outstanding as of the Issuance Date.

19.19.          “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes; (ii) Permitted Subsidiary Indebtedness, (iii) any Indebtedness secured by a Permitted Lien, (iii) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of ten percent (10%) per annum (collectively, the “Subordinated Indebtedness”), (v) Indebtedness existing on the Issuance Date; provided, that the principal amount of such Indebtedness is not increased by more than five percent (5%) in the aggregate, the terms of such Indebtedness are not modified to impose more burdensome terms upon the Company or any of its Subsidiaries and the terms of such Indebtedness are not materially changed in any manner that adversely affects the Holder or any of the Buyers and (vi) any Contingent Liability with respect to the Kinergy Credit Facility or otherwise required to be incurred by the Company in order for any of its Subsidiaries to obtain any bonds or letters of credit required in connection with the continued operation of such Subsidiary’s business; provided that such Contingent Liability shall not exceed $750,000 in the aggregate at any time.

19.20.           “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to indebtedness in an aggregate amount not to exceed $2,000,000, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, and (vi) any Lien securing Permitted Subsidiary Indebtedness.

19.21.          “Permitted Payments” means any payments, distributions or transfers with respect to (i) any Permitted Indebtedness (in the case of Subordinated Indebtedness, to the extent permitted by the relevant subordination or intercreditor agreement) and (ii) any Permitted Distributions.

19.22.          “Permitted Subsidiary Indebtedness” means (i) any Indebtedness with respect to the Pacific Holding Credit Facility, (ii) any Indebtedness permitted under the Pacific Holding Credit Facility, (iii)  any Indebtedness with respect to Kinergy Credit Facility Agreement; provided, however, that the aggregate outstanding amount of such Indebtedness does not at any time exceed $40 million and (v) any Indebtedness permitted under the Kinergy Credit Facility.  For purposes of this definition, the term “Indebtedness shall include, but not be limited to, the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto).

19.23.          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

19.24.          “Property Loss Event” means (a) any loss of or damage to property of the Company or its Subsidiaries that results in the receipt by such Person of proceeds of insurance or (b) any taking of property of the Company or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof.

19.25.          “Purchase Agreement” means each Agreement for Purchase and Sale of Units in New PE Holdco LLC, dated as of the Issuance Date, by and among the Company and Holder, as may be amended, restated or otherwise modified from time to time.

19.26.          “Required Holders” means the holders of Notes representing at least 75% of the aggregate principal amount of the Notes then outstanding (excluding any Notes held by the Company or any of its Subsidiaries).

19.27.          “Subsidiary” means any Person in which the Company, directly or indirectly, (I) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (II) controls or operates all or any part of the business, operations or administration of such Person; provided that, for purposes of this Note, the term “Subsidiary” shall expressly exclude Pacific Ethanol Holding Co. LLC, a Delaware limited liability company, Pacific Ethanol Madera LLC, a Delaware limited liability company, Pacific Ethanol Columbia, LLC, a Delaware limited liability company, Pacific Ethanol Stockton, LLC, a Delaware limited liability company, and Pacific Ethanol Magic Valley, LLC, a Delaware limited liability company.

19.28.          “Transaction Documents” means this Note, the Other Notes and each Purchase Agreement, together with any amendments, restatements, extensions or other modification thereto.

19.29.          “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the first date set forth above.

PACIFIC ETHANOL, INC.

By:	/s/
Name
Title